                                                                        FOR IMMEDIATE RELEASE
                                                                                    November 1, 2007

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

Ruddick Corporation Reports Fiscal 2007 Results

CHARLOTTE, N.C.-November 1, 2007--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for fiscal 2007 increased by 11.4% to $3.64 billion from $3.27 billion in fiscal 2006. Sales for the fiscal fourth quarter ended September 30, 2007 increased by 12.6% to $944 million from $838 million in the fourth quarter of fiscal 2006. The increase in sales for both fiscal 2007 and the fourth quarter was attributable to sales increases at the Company's Harris Teeter supermarket subsidiary that were offset, in part, by a slight sales decline at the Company's American & Efird ("A&E") sewing thread and technical textiles subsidiary.

The Company reported consolidated net income of $80.7 million, or $1.68 per diluted share for fiscal 2007, an increase of 11.5% from the $72.3 million, or $1.52 per diluted share reported for fiscal 2006. Consolidated net income for the fiscal fourth quarter ended September 30, 2007, was $21.2 million, or $0.44 per diluted share, an increase of 18.4% from the $17.9 million, or $0.37 per diluted share, in the fourth quarter of fiscal 2006. The increase in earnings over the prior fiscal year and quarterly period was driven by improved operating profit at Harris Teeter. As previously disclosed, results for fiscal 2006 included net pre-tax gains totaling $4.7 million (income of $2.2 million for life insurance proceeds, $1.5 million of expense related to new Supplemental Executive Retirement Plans and a $4.0 million gain from the sale of a real estate investment). These transactions effectively increased prior year net income by $3.8 million or $0.08 per diluted share for fiscal 2006.

Harris Teeter sales for fiscal 2007 increased by 12.9% to $3.30 billion from $2.92 billion in fiscal 2006.  Sales for the fourth quarter of fiscal 2007 were $861.1 million, an increase of 14.7% from the $750.9 million in the fourth quarter of fiscal 2006. The increase in sales was attributable to new store opening activity, partially offset by store closings and divestitures, and comparable store sales increases of 4.87% for the year and 5.91% for the fourth quarter. During fiscal 2007, Harris Teeter opened 19 new stores (7 of which were opened in the fourth quarter), closed 7 older stores (2 of which were closed in the fourth quarter) and completed the major remodeling of 9 stores (6 of which were expanded in

 size).   The Company operated 164 stores at September 30, 2007.

Operating profit at Harris Teeter was $154.1 million in fiscal 2007 as compared to $127.6 million in fiscal 2006, representing a 20.7% increase. Operating profit as a percent of sales was 4.67% in fiscal 2007 up from 4.37% in fiscal 2006, an improvement of 30 basis points. For the fourth quarter ended September 30, 2007, operating profit increased to $40.5 million, or 4.71% of sales, from $30.2 million, or 4.02% of sales, in the prior year period, an increase of 34.3%.

Operating profit was impacted by new store pre-opening costs of $17.9 million (0.54% of sales) and $15.8 million (0.54% of sales) in fiscal 2007 and 2006, respectively.  Pre-opening costs for the fiscal fourth quarter of 2007 and 2006 were $4.4 million (0.51% of sales) and $6.1 million (0.81% of sales), respectively.  Pre-opening costs are indicative of the accelerated new store opening schedule.

Harris Teeter's operating profit improved primarily as a result of increased store sales attributed to new store growth, comparable store sales gains driven by a continuous attention to customer service, and through targeted promotional spending and retail pricing programs. The sales increases along with continued emphasis on operational efficiencies and cost controls have provided the leverage to partially offset the incremental costs associated with Harris Teeter's accelerated new store program (pre-opening costs and incremental start-up costs) and increased associate benefit costs, credit and debit card fees and occupancy costs.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation stated, "We are pleased with the new store openings, strong comparable store sales growth and operating profit improvements that Harris Teeter realized in fiscal 2007. Our focus on superior customer service and company-wide execution enabled us to set new standards while growing our market share and customer base. We remain committed to delivering excellent customer service and providing significant value to our customers with each and every shopping experience."

A&E's sales for fiscal 2007 were $339.8 million as compared to $343.2 million in fiscal 2006.  Foreign sales accounted for approximately 54% and 51% of A&E sales in fiscal 2007 and fiscal 2006, respectively.  Sales for the fourth quarter of fiscal 2007 were $82.5 million as compared to $87.4 million in the fourth quarter of fiscal 2006. The decrease in sales was offset, in part, by sales gains attributable to the fiscal 2006 acquisition of TSP Tovarna Sukancev in Trakov d.d. in Slovenia and obtaining a majority ownership interest in two joint ventures in South Africa.

A&E's operating profit was $1.4 million for fiscal 2007 compared to $1.6 million in fiscal 2006. For the fourth quarter ended September 30, 2007, A&E recorded a $0.3 million operating loss as compared to operating income of $1.6 million in the fourth quarter of fiscal 2006. For fiscal 2007, A&E realized operating profit improvements in their Asian operations, however, weak apparel thread manufacturing operating schedules have continued in the Americas partially offsetting the improvements in Asia.

 Management continues to focus on providing best-in-class service to its customers and expanding its product lines throughout A&E's global supply chain.

Dickson said, "We continue to transform A&E's business from one that is dependent on the U.S. apparel industry to one that supplies sewing threads and technical textiles on a global basis, with particular emphasis on Asia. Although we had a challenging retail environment in many parts of the world during the fourth quarter, we continued to increase sales and improve operating profits in our Asian operations for the year and are working to expand our non-apparel business in the U.S. as well as throughout A&E's global supply chain. We remain committed to providing a wide range of quality products and services that create value for our customers around the world."

Capital expenditures for the consolidated Ruddick Corporation for fiscal 2007 totaled $219.9 million and depreciation and amortization totaled $100.8 million. Total capital expenditures for the year ended September 30, 2007, were comprised of $205.5 million for Harris Teeter, $7.7 million for A&E and $6.7 million for Corporate. In connection with the development of certain of its new stores, Harris Teeter realized a net investment return of $14.4 million ($24.2 million received from property investment sales and partnership distributions less $9.8 million additional investments) during fiscal 2007.

Harris Teeter's improvement in operating performance over the last several years and financial position provide the flexibility to expand its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Harris Teeter plans to open 15 new stores (2 of which will be replacements for existing stores) and complete 8 major remodels (5 of which will be expanded in size) during fiscal 2008. The new store development program for fiscal 2008 is expected to result in a 9.1% increase in retail square footage as compared to an 11.9% increase in fiscal 2007.  The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter's new store program for fiscal 2008 calls for the continued expansion of its existing markets including the Washington, D.C. metro market area which incorporates Northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

Fiscal 2008 consolidated capital expenditures are planned to total approximately $214 million, consisting of $202 million for Harris Teeter and $12 million for A&E.  Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company's revolving line of credit.

The Company's management remains cautious in its expectations for fiscal 2008 due to the intensely competitive retail grocery market, the number of new store openings for Harris Teeter and the challenging textile and apparel environment.  Pre-opening and start-

up costs associated with the record number of new stores opened in fiscal 2007 and planned for fiscal 2008 could prove challenging. Further operating improvement will be dependent on the Company's ability to offset increased operating costs with additional operating efficiencies, and to effectively execute the Company's strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company's ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in seven southeastern states and American & Efird, Inc., one of the world's largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

 ###

Selected information regarding Ruddick Corporation and its subsidiaries follows. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		52 WEEKS ENDED
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006
NET SALES
Harris Teeter	$861,120	$ 750,922	$ 3,299,377	$ 2,922,679
American & Efird	82,487	87,377	339,831	343,177
	943,607	838,299	3,639,208	3,265,856

COST OF SALES
Harris Teeter	595,488	518,208	2,277,638	2,025,042
American & Efird	64,583	67,741	265,223	268,892
	660,071	585,949	2,542,861	2,293,934

GROSS PROFIT
Harris Teeter	265,632	232,714	1,021,739	897,637
American & Efird	17,904	19,636	74,608	74,285
	283,536	252,350	1,096,347	971,922

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	225,092	202,534	867,656	770,000
American & Efird	18,162	18,049	73,184	72,706
Corporate	1,653	1,004	7,333	6,147
	244,907	221,587	948,173	848,853

OPERATING PROFIT (LOSS)
Harris Teeter	40,540	30,180	154,083	127,637
American & Efird	(258)	1,587	1,424	1,579
Corporate	(1,653)	(1,004)	(7,333)	(6,147)
	38,629	30,763	148,174	123,069

OTHER EXPENSE (INCOME)
Interest expense	3,989	3,675	17,654	14,125
Interest income	(125)	(113)	(307)	(630)
Net investment (loss) gain	24	52	(228)	(4,447)
Minority interest	56	159	564	624
	3,944	3,773	17,683	9,672

INCOME BEFORE TAXES	34,685	26,990	130,491	113,397
INCOME TAXES	13,493	9,089	49,803	41,061
NET INCOME	$ 21,192	$ 17,901	$ 80,688	$ 72,336

NET INCOME PER SHARE:
Basic	$ 0.44	$ 0.38	$ 1.69	$ 1.53
Diluted	$ 0.44	$ 0.37	$ 1.68	$ 1.52

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,741	47,298	47,605	47,233
Diluted	48,276	47,798	48,139	47,687

DIVIDENDS DECLARED PER SHARE - Common	$ 0.11	$ 0.11	$ 0.44	$ 0.44

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30, 2007	October 1, 2006
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 26,747	$29,188
Accounts Receivable, Net	92,998	88,582
Refundable Income Taxes	6,796	6,412
Inventories	295,662	265,703
Deferred Income Taxes	9,775	11,181
Prepaid Expenses and Other Current Assets	24,286	24,379
Total Current Assets	456,264	425,445

PROPERTY, NET	867,636	723,985
INVESTMENTS	100,736	106,942
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	27,617	32,678
OTHER LONG-TERM ASSETS	69,267	65,717

Total Assets	$ 1,529,689	$1,362,936

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$ 11,694	$ 10,262
Current Portion of Long-Term Debt and Capital Lease Obligations	8,535	9,462
Accounts Payable	227,493	186,521
Accrued Compensation	57,352	47,434
Other Current Liabilities	77,696	73,647
Total Current Liabilities	382,770	327,326

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	255,857	228,269
DEFERRED INCOME TAXES	870	10,430
PENSION LIABILITIES	64,162	50,745
OTHER LONG-TERM LIABILITIES	83,696	68,724
MINORITY INTEREST	5,724	6,925

SHAREHOLDERS' EQUITY:
Common Stock	81,677	70,729
Retained Earnings	693,992	634,422
Accumulated Other Comprehensive Income (Loss), Net of Income Taxes	(39,059)	(34,634)
Total Shareholders' Equity	736,610	670,517

Total Liabilities and Shareholders' Equity	$ 1,529,689	$1,362,936

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	52 WEEKS ENDED
	September 30,	October 1,
	2007	2006
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$80,688	$72,336
Non-Cash Items Included in Net Income
Depreciation and Amortization	100,798	88,910
Deferred Taxes	(2,800)	(8,353)
Net Gain on Sale of Property	(2,420)	(1,811)
Impairment Losses	618	2,603
Share-Based Compensation	3,853	2,545
Other, Net	3,680	2,067
Changes in operating accounts providing cash	31,935	515
Other, Net	500	1,000
NET CASH PROVIDED BY OPERATING ACTIVITIES	216,852	159,812

INVESTING ACTIVITIES
Capital Expenditures	(219,903)	(218,536)
Purchase of Other Investments	(9,835)	(47,771)
Acquired Favorable Leases	-	(1,695)
Proceeds from Sale of Property and Partnership Distributions	27,546	28,477
Proceeds from Sale of Temporary Investments	-	16,859
Purchase of Temporary Investments	-	(3,930)
Company-Owned Life Insurance, Net	(4,690)	191
Other, Net	(2,487)	(2,797)
NET CASH USED IN INVESTING ACTIVITIES	(209,369)	(229,202)

FINANCING ACTIVITIES
Net Proceeds from (Payments on) Short-Term Borrowings	1,432	(812)
Net Proceeds from Revolver Borrowings	10,200	80,800
Proceeds from Issuance of Long-Term Debt	335	2,639
Payments on Long-Term Debt	(8,161)	(9,447)
Dividends Paid	(21,118)	(20,867)
Proceeds from Stock Issued	5,711	4,683
Share-Based Compensation Tax Benefits	1,820	914
Purchase and Retirement of Common Stock	-	(7,899)
Other, Net	(143)	618)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(9,924)	49,393

DECREASE IN CASH AND CASH EQUIVALENTS	(2,441)	(19,997)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	29,188	49,185

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 26,747	$ 29,188

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest, Net of Amounts Capitalized	$ 17,295	$15,402
Income Taxes	$ 52,384	$60,536
Non-Cash Activity:
Assets Acquired Under Capital Leases	$ 23,207	$ -

RUDDICK CORPORATION
OTHER STATISTICS
September 30, 2007
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
Fourth Fiscal Quarter	$ 21.4	$ 4.6	$ 0.1	$ 26.1
Fiscal Year to Date	81.1	19.1	0.6	100.8

Capital Expenditures:
Fourth Fiscal Quarter	$64.5	$3.5	$4.0	$72.0
Fiscal Year to Date	205.5	7.7	6.7	219.9

Purchase of Other Investment Assets:
Fourth Fiscal Quarter	$ 3.9	$ -	$ -	$3.9
Fiscal Year to Date	9.8	-	-	9.8

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		159		152
Opened during the period		7		19
Closed during the period		(2)		(7)
Stores in operation at end of period		164		164

		Quarter		Year to Date

Harris Teeter Comparable Store Sales Increase		5.91%		4.87%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales.